Exhibit 10.1

March 6, 2006

Mr. Douglas B. Fox

223 Wall Street

Box 318

Huntington, NY 11743

Dear Doug,

On behalf of Advanstar Holdings Corp. (“AHC”), Advanstar, Inc. (“AI”) and AI’s subsidiary, Advanstar Communications Inc. (“ACI” and, together with AHC and AI, the “Company” or “Advanstar”), I am pleased to confirm that you have agreed to continue to serve as a director of Advanstar and certain of its subsidiaries.  We acknowledge that it has become increasingly difficult to find and retain highly competent persons to serve corporations like Advanstar as directors without some form of compensation.  Accordingly, while you continue to serve as a director of Advanstar, you will receive the director fees and other benefits set forth on Annex A hereto.  The terms, scope and nature of your service as a director of Advanstar are also set forth on Annex A.

I am also pleased to confirm that you have agreed to continue to make yourself available as an advisor to ACI through ACI’s retention of the services of your affiliate, Renaissance Brands LTD (“Renaissance Brands”).  The terms of the advisory arrangement between ACI and Renaissance Brands are set forth on Annex B hereto.

I, as well as the other directors and the management of the Company, am looking forward to your continued association with Advanstar and the benefit of your valued insights and contributions to our business.

This letter supersedes the letter from Robert L. Krakoff to you dated December 10, 2002, in its entirety, and the 2002 letter is hereby terminated, discharged and of no further force or effect.  After reviewing this letter, please confirm that the foregoing is in accordance with your understanding and the understanding of Renaissance Brands by signing and returning to me a duplicate of this letter.

Very truly yours,

/s/ JAMES M. ALIC

James M. Alic
Chairman of the Board of
Advanstar Holdings Corp.
Accepted and agreed to
this 27 day of March, 2006

/s/ DOUGLAS B. FOX
Douglas B. Fox

RENAISSANCE BRANDS LTD

	By:	/s/ Douglas B. Fox
	Its:	President & CEO

ANNEX A

Terms of Director Services of Douglas B. Fox

Scope:

•      Douglas B. Fox (“Fox”) will continue to serve as a director of Advanstar Holdings Corp. (“AHC”), Advanstar, Inc. (“AI”), Advanstar Communications Inc. (“ACI”), Advanstar IH, Inc. and Advanstar.com Inc.

•      Fox will continue to serve as Chairman of the Audit Committee of AI’s and ACI’s Boards of Directors, which committees will, among other things, review and make recommendations (financial, accounting, and related) regarding the audit function of AI and its subsidiaries.

•      It is anticipated that the scope of Fox’s duties as a director of Advanstar and its subsidiaries and Chairman of the Audit Committee of AI’s and ACI’s Boards of Directors will require Fox to dedicate at least nine (9) days per annum to these activities.

•      Fox will be expected to attend or participate in all regular and special meetings of the Boards of Directors of the Advanstar entities on which he serves.  Currently, the Company holds one (combined) regular Board of Directors’ meeting per fiscal quarter for Advanstar and its subsidiaries.

Fees and Expenses:

•      As compensation for serving as a director of Advanstar and its subsidiaries as described above, and for so long as he continues to serve as a director of Advanstar and Chairman of the Audit Committee of AI’s and ACI’s Boards of Directors, commencing with the 2006 calendar year, Fox will receive an annual director retention fee equal to $40,000, payable in equal quarterly installments.

•      Fox will be reimbursed for reasonable out-of-pocket expenses he incurs in connection with serving as a director of Advanstar and its subsidiaries and as Chairman of the Audit Committee of AI’s and ACI’s Boards of Directors, including travel expenses incurred to attend any meetings incident to his duties, in accordance with the standard practices of Advanstar.

ANNEX B

Terms of Advisory Services of Renaissance Brands LTD

Scope:

•      Advanstar Communications Inc. (“ACI”) hereby retains Renaissance Brands LTD (“Renaissance Brands”) to render certain consulting and advisory services to ACI, to the extent requested by ACI or ACI Senior Management.

•      The term of this advisory arrangement will commence as of January 1, 2006, and will continue for so long as Douglas B. Fox (“Fox”) serves as a director of Advanstar (the “Term”).  The Term will end and this advisory arrangement shall terminate effective as of the date on which Mr. Fox ceases to serve as a director of Advanstar.

Fees and Expenses:

•      As compensation for the services to be provided by Renaissance Brands hereunder, ACI agrees to pay Renaissance Brands an annual advisory fee equal to $40,000, payable in equal quarterly installments.

•      Renaissance Brands will be reimbursed for reasonable out-of-pocket expenses it incurs in connection with its engagement hereunder, including travel expenses incurred to attend any meetings incident to its duties, in accordance with the standard practices of ACI.

Other Provisions:

•      Renaissance Brands will perform the consulting and advisory services described herein as an independent contractor.  No deductions will be made from the payments made to Renaissance Brands under this arrangement, and Renaissance Brands will be solely responsible for the payment of all taxes and contributions due in respect thereof.

•      Renaissance Brands will have access to confidential and proprietary information of ACI, including, without limitation, financial, strategic, marketing, sales, operating and other business data (collectively “Confidential Information”).  Renaissance Brands agrees not to use for any purpose or disclose at any time to any third party (including, but not limited to, any subsequent employer) any of the Confidential Information.